Groupon Reports Third Quarter 2022 Results
Local Category Stable with Nearly $350 Million in Third Quarter Billings
Company Expands Food & Dining Inventory and Tests Customer Engagement Initiatives
Estimated October North America Local Billings Increased to Approximately 52% of 2019 Levels; Expect to Generate Free Cash Flow in the Fourth Quarter
On Track to Reduce Cost Structure by $150 million
As Previously Announced, Jan Barta of Pale Fire Capital Joins Board of Directors
•Global revenue of $144.4 million
•Global billings of $433.9 million
•Net loss of $55.5 million
•Adjusted EBITDA of negative $8.6 million
•Exited Q3 with $308.0 million in cash

CHICAGO - November 7, 2022 - Groupon, Inc. (NASDAQ: GRPN) today announced its financial results for the third quarter ended September 30, 2022 and provided details on its recent operating progress. The company posted an updated presentation on its investor relations website (investor.groupon.com).
"In the third quarter, we made progress executing our turnaround strategy and positioning Groupon to grow profitably in a variety of economic cycles. We are well on our way to reducing our cost structure by $150 million annually, and expect to hit this run-rate by the end of 2023. At the same time, we are moving quickly to test initiatives focused on improving the customer experience and inventory density," said Kedar Deshpande, CEO of Groupon. "I believe that if we get these two strategic priorities right, we can do a substantively better job meeting our customers’ needs every time they come to our marketplace and driving them to buy local experiences and services from the Groupon marketplace more frequently. Improving local purchase frequency is the most important measure of how well we are executing our strategy and we are going to be relentless in driving this metric higher."

Turnaround Strategy
We are executing a strategy that we believe will allow us to transform Groupon into the premier destination for local experiences and services, drive engagement on the platform and unlock growth. Our strategy is focused on two areas: reducing our cost structure and fundamentally improving our marketplace experience to support long-term growth.

Streamlining our Cost Structure: We are significantly streamlining our cost structure and better aligning it to where our business is today by executing a multi-phase cost savings plan. We are well on our way to achieve our phase one goal to reduce our cost structure by $150 million annually, and expect to hit this run-rate by the end of 2023. Additionally, we have a goal to identify an additional $50 million of savings and related cost actions by the end of 2023.

Fundamentally Improving our Marketplace Experience: We must ensure that we meet our customers' needs every single time they come to our marketplace so that we can drive local purchase frequency. To do this, we are focused on delivering an improved customer experience and better inventory density.
Customer Experience:
•Began scaling new, targeted promotional programs to better leverage our horizontal marketplace and encourage our existing customers to shop across our full catalog of inventory.
•Experimenting with ways to leverage Groupon incentives to get new customers to browse and engage with our full catalog of inventory.
•Successfully tested new search and relevance features in our international markets; plan to expand to North America in the fourth quarter.
Inventory Density:
•Restructured our North America sales force to better align with our inventory density goals to acquire and retain inventory in geographies and verticals that we believe will drive incremental consumer demand and create a better customer experience.
•Leveraging merchant marketing and self-service platform to help scale supply acquisition and supplement the reach of our sales team.
•Went live with approximately 12,000 new North America Dining merchants after re-launching our card-linked offers in this high-frequency inventory vertical.

Investing in Marketing to Drive Growth
We are continuing to lay the foundation for future marketing investments by conducting targeted tests in performance and mid-funnel marketing channels. While we are confident that our investments in performance marketing will deliver incremental ROI over time, we have not yet optimized our strategy to use mid-funnel marketing investments to maximize our returns in our performance marketing channels. We are continuing to test, learn and recalibrate our marketing investment so that we can improve our brand perception, put Groupon in the consideration set for both customers and merchants and make our investments in performance marketing deliver better returns. Recently we have:
•Significantly increased our investments in search engine and display marketing channels; confident that these investments will deliver incremental ROI over time.
•Reallocated performance marketing dollars to mid-funnel marketing campaigns to see if we can optimize our marketing spend.
Outlook
We believe we are taking the actions needed to create sustainable shareholder value and are reiterating our targets for 2023:
•$100 million in annual free cash flow in 2023
•15-20% Adjusted EBITDA margin in full year 2023

•In addition, we are creating a business model that should position the company to generate positive free cash flow every quarter, starting in the fourth quarter of 2022.
These targets assume that Global Local Billings are 60% of 2019 Billings for Full Year 2023.
For factors to consider regarding our expected operating performance in the fourth quarter of 2022, please see our Q3 Earnings Presentation.
Jan Barta Appointed to Groupon Board of Directors
On November 7, 2022, Mr. Barta, Chairman of the Supervisory Board of Directors of Pale Fire Capital SE, was appointed to Groupon's Board of Directors (the "Board), effective immediately, as previously announced. Mr. Barta has served as a Board observer since June of 2022.
Following Mr. Barta's appointment to the Board, Groupon’s Board is comprised of eight directors, seven of whom will be independent.
Third Quarter 2022 Summary
All comparisons in this press release are year-over-year unless otherwise noted.
North America
•North America revenue was $107.9 million in the third quarter 2022, down 25% compared with the prior year, primarily driven by a decline in engagement on our platform that resulted in fewer unit sales and lower gross billings. North America Local revenue was $97.8 million in the third quarter 2022, down 24% compared with the prior year.
•North America gross profit in the third quarter 2022 was $92.3 million, down 27% compared with the prior year.
•North America active customers were 12.3 million as of September 30, 2022, down 18% compared with the balance as of September 30, 2021. North America active Local customers decreased 9% for the same period.
International
•International revenue was $36.5 million in the third quarter 2022, down 49% (41% FX-neutral) compared with the prior year, primarily due to the transition of Goods to a third-party marketplace model. In a third-party marketplace model, we generate service revenue that is presented on a net basis compared with a first-party model, which recognizes revenue on a gross basis. The decline in revenue was also attributable to a decline in engagement on our platform in our Goods category and lower variable consideration from unredeemed vouchers, partially offset by improved customer refund levels. International Local revenue was $30.1 million, down 35% (24% FX-neutral) compared with the prior year period.
•International gross profit in the third quarter 2022 was $33.4 million, down 39% (29% FX-neutral) compared with the prior year period.
•International active customers were 7.9 million as of September 30, 2022, down 13% compared with the balance as of September 30, 2021, primarily driven by declines in our Goods customer base. International active Local customers increased 22% for the same period.

Consolidated
•Revenue was $144.4 million in the third quarter 2022, down 33% (30% FX-neutral) compared with the prior year. Local revenue was $127.9 million in the third quarter 2022, down 27% (24% FX-neutral) compared with the prior year.
•Gross profit was $125.7 million in the third quarter 2022, down 31% (28% FX-neutral) compared with the prior year period.
•Marketing expense was $37.9 million, or 30% of gross profit, in the third quarter 2022. Marketing expense was $53.2 million in the third quarter 2021 and the decrease in 2022 was driven primarily by accelerated traffic declines and lower investment in online marketing spend.
•SG&A was $119.2 million in the third quarter 2022, compared with $119.5 million in the prior year period. SG&A in the current period included higher expenses related to our migration to the cloud versus the prior year.
•Other expense, net was $23.5 million in the third quarter 2022, compared with $82.5 million in the prior year period. Other expense, net in the current period was primarily driven by foreign currency losses. Other income, net in the prior year was primarily related to an unrealized gain of $89.1 million recorded as a result of an upward adjustment for an observable price change on our investment in SumUp. We have a 2.29% equity stake in SumUp.
•Net loss was $55.5 million in the third quarter 2022 compared with net income of $78.7 million in the prior year period.
•Net loss attributable to common stockholders in the third quarter 2022 was $56.2 million, or $1.86 loss per diluted share, compared with net income attributable to common stockholders of $78.1 million, or $2.36 income per diluted share, in the prior year. Non-GAAP net loss attributable to common stockholders in the third quarter 2022 was $20.6 million, or $0.68 loss per diluted share, compared with non-GAAP net income attributable to common stockholders plus assumed conversions of $12.5 million, or $0.38 income per diluted share, in the prior year.
•Adjusted EBITDA, a non-GAAP financial measure, was negative $8.6 million in the third quarter 2022, compared with $34.6 million in the prior year.
•Global units sold in the third quarter 2022 were 12.3 million, down 22% compared with the prior year period, primarily driven by a decline in engagement on our platform and a de-emphasis on our Goods category. In the third quarter 2022, North America units were down 26% and 39% in Local and Goods compared with the prior year. International units were up 6% in Local and down 41% in Goods compared with the prior year.
•Operating cash flow for the trailing twelve month period was an outflow of $120.9 million, and free cash flow, a non-GAAP financial measure, was an outflow of $163.1 million for the trailing twelve month period.
•Cash and cash equivalents as of September 30, 2022 were $308.0 million. As of September 30, 2022, we had $110.0 million of outstanding borrowings under our revolving credit facility.
Definitions and reconciliations of all non-GAAP financial measures and additional information regarding operating measures are included below in the section titled "Non-GAAP Financial Measures and Operating Metrics" and in the accompanying tables.

Conference Call
A conference call will be webcast Monday, November 7, 2022 at 4:00 p.m. CT / 5:00 p.m. ET and will be available on Groupon’s investor relations website at https://investor.groupon.com. This call will contain forward-looking statements and other material information regarding our financial and operating results.
Groupon encourages investors to use its investor relations website as a way of easily finding information about the company. Groupon promptly makes available on this website, free of charge, the reports that the company files or furnishes with the SEC, corporate governance information (including Groupon’s Global Code of Conduct), and select press releases and social media postings. Groupon uses its investor relations website (investor.groupon.com) as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.
Non-GAAP Financial Measures and Operating Metrics
In addition to financial results reported in accordance with U.S. GAAP, we have provided the following non-GAAP financial measures: Foreign currency exchange rate neutral operating results, Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP income (loss) from operations before provision (benefit) for income taxes, non-GAAP net income (loss) attributable to common stockholders, non-GAAP income (loss) per share, non-GAAP provision (benefit) for income taxes and free cash flow. These non-GAAP financial measures, which are presented on an operations basis, are intended to aid investors in better understanding our current financial performance and prospects for the future as seen through the eyes of management. We believe that these non-GAAP financial measures facilitate comparisons with our historical results and with the results of peer companies who present similar measures (although other companies may define non-GAAP measures differently than we define them, even when similar terms are used to identify such measures). However, these non-GAAP financial measures are not intended to be a substitute for those reported in accordance with U.S. GAAP. For reconciliations of these measures to the most applicable financial measures under U.S. GAAP, see "Non-GAAP Reconciliation Schedules" and "Supplemental Financial and Operating Metrics" included in the tables accompanying this release.
We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation. We exclude stock-based compensation because it is primarily non-cash in nature and we believe that non-GAAP financial measures excluding this item provide meaningful supplemental information about our operating performance and liquidity.
Depreciation and amortization. We exclude depreciation and amortization expenses because they are non-cash in nature and we believe that non-GAAP financial measures excluding these items provide meaningful supplemental information about our operating performance and liquidity.
Interest and other non-operating items. Interest and other non-operating items include: gains and losses related to minority investments, foreign currency gains and losses, a loss on extinguishment of debt, interest income and interest expense, including non-cash interest expense from our convertible senior notes. We exclude interest and other non-operating items from certain of our non-GAAP financial measures because we believe that excluding these items provides meaningful supplemental information about our core operating performance and facilitates comparisons to our historical operating results.

Special charges and credits. For the three and nine months ended September 30, 2022 and 2021, special charges and credits included charges related to our 2020 and 2022 restructuring plans, and for the nine months ended September 30, 2022, special charges and credits also included impairments of goodwill and long-lived assets. We exclude special charges and credits from Adjusted EBITDA because we believe that excluding those items provides meaningful supplemental information about our core operating performance and facilitates comparisons with our historical results.
Descriptions of the non-GAAP financial measures included in this release and the accompanying tables are as follows:
Foreign currency exchange rate neutral operating results show current period operating results as if foreign currency exchange rates had remained the same as those in effect in the prior year period. These measures are intended to facilitate comparisons to our historical performance.
Adjusted EBITDA is a non-GAAP performance measure that we define as income (loss) from operations excluding income taxes, interest and other non-operating items, depreciation and amortization, stock-based compensation and other special charges and credits, including items that are unusual in nature or infrequently occurring. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by total revenue. Our definition of Adjusted EBITDA and Adjusted EBITDA margin may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by our management and Board of Directors to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. However, Adjusted EBITDA is not intended to be a substitute for income (loss) from operations.
Non-GAAP income (loss) from operations before provision (benefit) for income taxes, Non-GAAP net income (loss) attributable to common stockholders and non-GAAP income (loss) per diluted share are non-GAAP performance measures that adjust our net income attributable to common stockholders and earnings per share to exclude the impact of:
•stock-based compensation,
•amortization of acquired intangible assets,
•special charges and credits, including restructuring charges, goodwill and long-lived asset impairment charges and strategic advisor costs,
•non-cash interest expense on convertible senior notes and loss on extinguishment of debt,
•non-operating foreign currency gains and losses related to intercompany balances and reclassifications of cumulative foreign currency translation adjustments into earnings as a result of business dispositions or country exits,
•non-operating gains and losses from minority investments that we have elected to record at fair value with changes in fair value reported in earnings,
•non-operating gains and losses from sales of minority investments, and
•income (loss) from discontinued operations.

We believe that excluding the above items from our measures of non-GAAP income from operations before provision (benefit) for income taxes, non-GAAP net income attributable to common stockholders and non-GAAP income per diluted share provides useful supplemental information for evaluating our operating performance and facilitates comparisons to our historical results by eliminating items that are non-cash in nature, relate to discrete events, or are otherwise not indicative of the core operating performance of our ongoing business.
Non-GAAP provision (benefit) for income taxes reflects our current and deferred tax provision computed based on non-GAAP income from operations before provision (benefit) for income taxes.
Free cash flow is a non-GAAP liquidity measure that comprises net cash provided by operating activities from operations less purchases of property and equipment and capitalized software from operations. We use free cash flow to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe that it typically represents a more useful measure of cash flows because purchases of fixed assets, software developed for internal use and website development costs are necessary components of our ongoing operations. Free cash flow is not intended to represent the total increase or decrease in our cash balance for the applicable period.
Descriptions of the operating metrics included in this release and the accompanying tables are as follows:
Gross billings is the total dollar value of customer purchases of goods and services. Gross billings is presented net of customer refunds, order discounts and sales and related taxes. The substantial majority of our service revenue transactions are comprised of sales of vouchers and similar transactions in which we collect the transaction price from the customer and remit a portion of the transaction price to the third-party merchant who will provide the related goods or services. For these transactions, gross billings differs from revenue reported in our condensed consolidated statements of operations, which is presented net of the merchant's share of the transaction price. For product revenue transactions, gross billings is equivalent to product revenue reported in our condensed consolidated statements of operations. Gross billings is an indicator of our growth and business performance as it measures the dollar volume of transactions generated through our marketplaces. Tracking gross billings on service revenue transactions also allows us to monitor the percentage of gross billings that we are able to retain after payments to merchants. However, we are focused on achieving long-term gross profit and Adjusted EBITDA growth.
Active customers are unique user accounts that have made a purchase during the trailing twelve months ("TTM") either through one of our online marketplaces or directly with a merchant for which we earned a commission. We consider this metric to be an important indicator of our business performance as it helps us to understand how the number of customers actively purchasing our offerings is trending. Some customers could establish and make purchases from more than one account, so it is possible that our active customer metric may count certain customers more than once in a given period. We do not include consumers who solely make purchases with retailers using digital coupons accessed through our websites or mobile applications in our active customer metric, nor do we include consumers who solely make purchases of our inventory through third-party marketplaces with which we partner.
Units are the number of purchases during the reporting period, before refunds and cancellations, made either through one of our online marketplaces, a third-party marketplace, or directly with a merchant for which we earn a commission. We do not include purchases with retailers using digital coupons accessed through our websites or mobile applications in our units metric. We consider units to be an important indicator of the total volume of business conducted through our marketplaces. We report units on a gross basis prior to the consideration of customer refunds and therefore units are not always a good proxy for gross billings.
We do not provide a reconciliation for non-GAAP estimates on a forward-looking basis where we are unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking U.S. GAAP financial measure that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. Forward-looking non-GAAP financial measures provided without the most directly comparable U.S. GAAP financial measures may vary materially from the corresponding U.S. GAAP financial measures.

Note on Forward-Looking Statements
The statements contained in this release that refer to plans and expectations for the next quarter, the full year or the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations. The words "may," "will," "should," "could," "expect," "anticipate," "believe," "estimate," "intend," "continue" and other similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, but are not limited to, effects of the ongoing COVID-19 pandemic or other pandemics or disease outbreaks on our business; our ability to execute, and achieve the expected benefits of, our go-forward strategy; execution of our business and marketing strategies; volatility in our operating results; challenges arising from our international operations, including fluctuations in currency exchange rates, legal and regulatory developments in the jurisdictions in which we operate and geopolitical instability resulting from the conflict in Ukraine; global economic uncertainty, including as a result of the inflationary environment; retaining and adding high quality merchants and third-party business partners; retaining existing customers and adding new customers; competing successfully in our industry; providing a strong mobile experience for our customers; managing refund risks; retaining and attracting members of our executive team and other qualified personnel; customer and merchant fraud; payment-related risks; our reliance on email, internet search engines and mobile application marketplaces to drive traffic to our marketplace; cybersecurity breaches; maintaining and improving our information technology infrastructure; reliance on cloud-based computing platforms; completing and realizing the anticipated benefits from acquisitions, dispositions, joint ventures and strategic investments; lack of control over minority investments; managing inventory and order fulfillment risks; claims related to product and service offerings; protecting our intellectual property; maintaining a strong brand; the impact of future and pending litigation; compliance with domestic and foreign laws and regulations, including the CARD Act, GDPR and regulation of the Internet and e-commerce; classification of our independent contractors or employees; risks relating to information or content published or made available on our websites or service offerings we make available; exposure to greater than anticipated tax liabilities; adoption of tax legislation; impacts if we become subject to the Bank Secrecy Act or other anti-money laundering or money transmission laws or regulations; our ability to raise capital if necessary; risks related to our access to capital and outstanding indebtedness, including our convertible senior notes; our common stock, including volatility in our stock price; our ability to realize the anticipated benefits from the capped call transactions relating to our convertible senior notes; difficulties, delays or our inability to successfully complete all or part of the announced restructuring actions or to realize the operating efficiencies and other benefits of such restructuring actions; higher than anticipated restructuring charges or changes in the timing of such restructuring charges; and those risks and other factors discussed in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2021, Part II, Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and Part II, Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, and our other filings with the Securities and Exchange Commission (the "SEC"), copies of which may be obtained by visiting the company's Investor Relations web site at investor.groupon.com or the SEC's web site at www.sec.gov. Groupon's actual results could differ materially from those predicted or implied and reported results should not be considered an indication of future performance.

You should not rely upon forward-looking statements as predictions of future events. Although Groupon believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither Groupon nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The forward-looking statements reflect our expectations as of November 7, 2022. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations.
About Groupon
Groupon (www.groupon.com) (NASDAQ: GRPN) is a trusted local marketplace where consumers go to buy services and experiences that make life more interesting and deliver boundless value. To find out more about Groupon, please visit press.groupon.com.
Contacts:
Investor Relations
Jennifer Beugelmans
Jordan Kever
ir@groupon.com

Public Relations
Nick Halliwell
press@groupon.com

Groupon, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	September 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$307,998	$498,726
Accounts receivable, net	42,589	36,755
Prepaid expenses and other current assets	52,663	52,570
Total current assets	403,250	588,051
Property, equipment and software, net	61,117	73,581
Right-of-use assets - operating leases, net	18,007	47,958
Goodwill	178,685	216,393
Intangible assets, net	18,795	24,310
Investments	119,541	119,541
Deferred income taxes	60,157	62,945
Other non-current assets	29,419	25,102
Total assets	$888,971	$1,157,881
Liabilities and equity
Current liabilities:
Short-term borrowings	$110,000	$100,000
Accounts payable	35,195	22,165
Accrued merchant and supplier payables	178,627	269,509
Accrued expenses and other current liabilities	198,308	239,313
Total current liabilities	522,130	630,987
Convertible senior notes, net	224,540	223,403
Operating lease obligations	14,636	58,747
Other non-current liabilities	30,551	34,448
Total liabilities	791,857	947,585
Commitment and contingencies
Stockholders' equity
Common stock, par value $0.0001 per share, 100,500,000 shares authorized; 40,693,600 shares issued and 30,399,483 shares outstanding at September 30, 2022; 40,007,255 shares issued and 29,713,138 shares outstanding at December 31, 2021	4	4
Additional paid-in capital	2,317,003	2,294,215
Treasury stock, at cost, 10,294,117 shares at September 30, 2022 and December 31, 2021	(922,666)	(922,666)
Accumulated deficit	(1,339,170)	(1,156,868)
Accumulated other comprehensive income (loss)	41,657	(4,813)
Total Groupon, Inc. stockholders' equity	96,828	209,872
Noncontrolling interests	286	424
Total equity	97,114	210,296
Total liabilities and equity	$888,971	$1,157,881

Groupon, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue:
Service	$144,390	$198,976	$450,926	$577,761
Product	—	15,195	—	166,185
Total revenue	144,390	214,171	450,926	743,946
Cost of revenue:
Service	18,668	19,127	57,231	58,719
Product	—	13,605	—	142,862
Total cost of revenue	18,668	32,732	57,231	201,581
Gross profit	125,722	181,439	393,695	542,365
Operating expenses:
Marketing	37,897	53,159	106,685	130,545
Selling, general and administrative	119,243	119,494	369,601	384,606
Goodwill impairment	—	—	35,424	—
Long-lived asset impairment	—	—	8,811	—
Restructuring and related charges	4,912	12,483	8,163	34,150
Total operating expenses	162,052	185,136	528,684	549,301
Income (loss) from operations	(36,330)	(3,697)	(134,989)	(6,936)
Other income (expense), net	(23,541)	82,533	(49,761)	97,729
Income (loss) from operations before provision (benefit) for income taxes	(59,871)	78,836	(184,750)	90,793
Provision (benefit) for income taxes	(4,328)	135	(4,605)	773
Net income (loss)	(55,543)	78,701	(180,145)	90,020
Net (income) loss attributable to noncontrolling interests	(680)	(594)	(2,157)	(737)
Net income (loss) attributable to Groupon, Inc.	$(56,223)	$78,107	$(182,302)	$89,283

Net income (loss) per share:
Basic	$(1.86)	$2.64	$(6.06)	$3.05
Diluted	$(1.86)	$2.36	$(6.06)	$2.80

Weighted average number of shares outstanding:
Basic	30,307,734	29,567,802	30,070,598	29,282,932
Diluted	30,307,734	33,364,538	30,070,598	32,393,891

Groupon, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating activities
Net income (loss)	$(55,543)	$78,701	$(180,145)	$90,020
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property, equipment and software	12,614	15,449	42,172	46,879
Amortization of acquired intangible assets	2,092	2,168	6,397	6,728
Impairment of goodwill	—	—	35,424	—
Impairment of long-lived assets	—	—	8,811	—
Restructuring-related impairment	1,769	7,651	2,949	7,651
Stock-based compensation	8,116	8,204	24,194	25,121
Changes in fair value of investments	—	(91,288)	—	(95,533)
Foreign currency translation adjustments reclassified into earnings	—	16	—	(32,268)
Change in assets and liabilities:
Accounts receivable	912	2,581	(9,321)	7,985
Prepaid expenses and other current assets	(4,676)	(6,552)	(4,086)	(11,155)
Right-of-use assets - operating leases	13,638	4,961	22,896	16,016
Accounts payable	7,149	(3,125)	13,222	3,996
Accrued merchant and supplier payables	(25,531)	(57,530)	(80,436)	(175,079)
Accrued expenses and other current liabilities	(4,264)	(36,917)	(40,331)	(43,654)
Operating lease obligations	(22,840)	(8,437)	(36,671)	(24,614)
Other, net	23,070	9,942	43,075	22,961
Net cash provided by (used in) operating activities	(43,494)	(74,176)	(151,850)	(154,946)
Investing activities
Purchases of property and equipment and capitalized software	(8,346)	(13,405)	(30,495)	(37,865)
Proceeds from sale or divestment of investment	—	2,614	—	6,859
Acquisitions of intangible assets and other investing activities	(531)	(739)	(2,077)	(2,491)
Net cash provided by (used in) investing activities	(8,877)	(11,530)	(32,572)	(33,497)
Financing activities
Proceeds from borrowings under revolving credit agreement	50,000	—	50,000	—
Payments of borrowings under revolving credit agreement	—	—	(40,000)	(100,000)
Proceeds from issuance of 2026 convertible notes	—	—	—	230,000
Issuance costs for 2026 convertible notes and revolving credit agreement	—	167	—	(7,747)
Purchase of capped call transactions	—	—	—	(27,416)
Payments for the repurchase of Atairos convertible notes	—	—	—	(254,000)
Proceeds from the settlement of convertible note hedges	—	—	—	2,315
Payments for the settlement of warrants	—	—	—	(1,345)
Taxes paid related to net share settlements of stock-based compensation awards	(898)	(1,444)	(5,601)	(17,591)
Payments of finance lease obligations	(218)	(879)	(653)	(4,887)
Other financing activities	(73)	109	(1,238)	203
Net cash provided by (used in) financing activities	48,811	(2,047)	2,508	(180,468)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4,532)	(878)	(9,240)	(4,894)
Net increase (decrease) in cash, cash equivalents and restricted cash	(8,092)	(88,631)	(191,154)	(373,805)
Cash, cash equivalents and restricted cash, beginning of period	316,421	565,911	499,483	851,085
Cash, cash equivalents and restricted cash, end of period	$308,329	$477,280	$308,329	$477,280

Groupon, Inc.
Supplemental Financial and Operating Metrics
(dollars and units in thousands; TTM active customers in millions)
(unaudited)

	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Q3 2022
North America Segment:						Q3 2022
Gross billings (1):						Y/Y Growth
Local	$318,825	$327,268	$249,290	$265,114	$248,929	(21.9)%
Travel	23,519	24,304	24,014	21,692	21,118	(10.2)
Goods	43,096	61,248	36,608	30,462	28,334	(34.3)
Total gross billings	$385,440	$412,820	$309,912	$317,268	$298,381	(22.6)%
Revenue:
Local	$129,131	$136,110	$96,921	$101,469	$97,843	(24.2)%
Travel	4,791	5,500	4,949	4,451	4,065	(15.2)
Goods	9,189	14,302	8,294	6,204	5,978	(34.9)
Total revenue	$143,111	$155,912	$110,164	$112,124	$107,886	(24.6)%
Gross profit:
Local	$115,184	$119,845	$83,758	$87,592	$84,455	(26.7)%
Travel	3,762	4,349	3,654	3,355	3,057	(18.7)
Goods	7,864	12,089	6,835	4,956	4,836	(38.5)
Total gross profit	$126,810	$136,283	$94,247	$95,903	$92,348	(27.2)%

Contribution profit (2)	$88,508	$92,505	$66,256	$76,274	$65,972	(25.5)%

International Segment:						Q3 2022
Gross billings:						Y/Y Growth	Fx Effect	Y/Y Growth excluding FX (3)
Local	$103,984	$129,960	$99,660	$96,784	$96,592	(7.1)	14.5	7.4%
Travel	20,154	19,583	15,762	15,252	13,374	(33.6)	10.3	(23.3)
Goods	43,412	58,234	35,350	30,861	25,509	(41.2)	9.6	(31.6)
Total gross billings	$167,550	$207,777	$150,772	$142,897	$135,475	(19.1)	12.7	(6.4)%
Revenue:
Local	$46,071	$46,277	$33,150	$32,111	$30,089	(34.7)	10.4	(24.3)%
Travel	3,915	4,797	3,227	3,233	1,956	(50.0)	7.6	(42.4)
Goods	21,074	16,176	6,779	5,748	4,459	(78.8)	3.5	(75.3)
Total revenue	$71,060	$67,250	$43,156	$41,092	$36,504	(48.6)	8.1	(40.5)%
Gross profit:
Local	$43,876	$43,409	$30,554	$29,435	$27,415	(37.5)	9.9	(27.6)%
Travel	3,576	4,442	2,817	2,886	1,625	(54.6)	6.9	(47.7)
Goods	7,177	10,617	6,383	5,748	4,334	(39.6)	9.7	(29.9)
Total gross profit	$54,629	$58,468	$39,754	$38,069	$33,374	(38.9)	9.7	(29.2)%

Contribution profit	$39,772	$44,011	$28,329	$28,326	$21,853	(45.1)%

Consolidated Results of Operations:
Gross billings:
Local	$422,809	$457,228	$348,950	$361,898	$345,521	(18.3)	3.6	(14.7)%
Travel	43,673	43,887	39,776	36,944	34,492	(21.0)	4.7	(16.3)
Goods	86,508	119,482	71,958	61,323	53,843	(37.8)	4.8	(33.0)
Total gross billings	$552,990	$620,597	$460,684	$460,165	$433,856	(21.5)	3.8	(17.7)%
Revenue:
Local	$175,202	$182,387	$130,071	$133,580	$127,932	(27.0)	2.8	(24.2)%
Travel	8,706	10,297	8,176	7,684	6,021	(30.8)	3.4	(27.4)
Goods	30,263	30,478	15,073	11,952	10,437	(65.5)	2.4	(63.1)
Total revenue	$214,171	$223,162	$153,320	$153,216	$144,390	(32.6)	2.7	(29.9)%
Gross profit:
Local	$159,060	$163,254	$114,312	$117,027	$111,870	(29.7)	2.8	(26.9)%
Travel	7,338	8,791	6,471	6,241	4,682	(36.2)	3.4	(32.8)
Goods	15,041	22,706	13,218	10,704	9,170	(39.0)	4.6	(34.4)
Total gross profit	$181,439	$194,751	$134,001	$133,972	$125,722	(30.7)	2.9	(27.8)%

Contribution profit	$128,280	$136,516	$94,585	$104,600	$87,825	(31.5)%
Net cash provided by (used in) operating activities	$(74,176)	$30,988	$(78,164)	$(30,192)	$(43,494)	41.4%
Free cash flow	$(87,581)	$19,223	$(91,165)	$(39,340)	$(51,840)	40.8%

	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Q3 2022
Active customers: (4)
North America	15.0	14.8	14.0	13.1	12.3
International	9.0	8.5	8.2	8.0	7.9
Total active customers	24.0	23.3	22.2	21.1	20.2

North America Units:
Local	8,196	8,811	6,181	6,355	6,043
Goods	1,849	2,631	1,450	1,141	1,119
Travel	128	130	123	91	91
Total North America units	10,173	11,572	7,754	7,587	7,253

International Units:
Local	3,683	4,283	3,329	3,181	3,900
Goods	1,770	2,843	1,471	1,205	1,046
Travel	120	115	112	79	79
Total International units	5,573	7,241	4,912	4,465	5,025

Consolidated Units:
Local	11,879	13,094	9,510	9,536	9,943
Goods	3,619	5,474	2,921	2,346	2,165
Travel	248	245	235	170	170
Total consolidated units	15,746	18,813	12,666	12,052	12,278

Headcount:
Sales (5)	1,104	1,079	1,028	974	799
Other	2,702	2,596	2,536	2,442	2,278
Total headcount (6)	3,806	3,675	3,564	3,416	3,077

(1)Represents the total dollar value of customer purchases of goods and services.
(2)Represents gross profit less marketing expense.
(3)Represents the change in financial measures that would have resulted had average exchange rates in the reporting periods been the same as those in effect in the prior year periods.
(4)Reflects the total number of unique user accounts that have made a purchase during the TTM either through one of our online marketplaces or directly with a merchant for which we earned a commission.
(5)Includes merchant sales representatives, as well as sales support personnel.
(6)Includes 318 employees terminated under the 2022 Restructuring Plan who were completing their notice period as of September 30, 2022.

Groupon, Inc.
Non-GAAP Reconciliation Schedules
(in thousands, except share and per share amounts)
(unaudited)
    The following is a quarterly reconciliation of Adjusted EBITDA to the most comparable U.S. GAAP performance measure, Net income (loss):

	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Q3 2022
Net income (loss)	$78,701	$30,328	$(34,352)	$(90,250)	$(55,543)
Adjustments:
Stock-based compensation	8,204	8,048	7,506	8,572	8,116
Depreciation and amortization	17,617	19,212	17,369	16,494	14,706
Goodwill impairment	—	—	—	35,424	—
Long-lived asset impairment	—	—	—	8,811	—
Restructuring and related charges (1)	12,483	7,745	312	2,939	4,912
Other (income) expense, net (2)	(82,533)	5,049	4,880	21,340	23,541
Provision (benefit) for income taxes	135	(33,096)	(2,675)	2,398	(4,328)
Total adjustments	(44,094)	6,958	27,392	95,978	46,947
Adjusted EBITDA	$34,607	$37,286	$(6,960)	$5,728	$(8,596)
(1)Restructuring and related charges includes $7.7 million of long-lived asset impairments for the three months ended September 30, 2021, $1.2 million for the three months ended June 30, 2022, and $1.8 million for the three months ended September 30, 2022.
(2)Other income (expense), net includes an $89.1 million unrealized gain due to an upward adjustment for an observable price change of an other equity investment for the three months ended September 30, 2021.

    The following is a reconciliation of Non-GAAP net income (loss) attributable to common stockholders to Net income (loss) attributable to common stockholders and a reconciliation of Non-GAAP net income (loss) per share to Diluted net income (loss) per share for the three and nine months ended September 30, 2022 and 2021.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income (loss) attributable to common stockholders	$(56,223)	$78,107	$(182,302)	$89,283
Less: Net income (loss) attributable to noncontrolling interest	(680)	(594)	(2,157)	(737)
Net income (loss)	(55,543)	78,701	(180,145)	90,020
Less: Provision (benefit) for income taxes	(4,328)	135	(4,605)	773
Income (loss) before provision (benefit) for income taxes	(59,871)	78,836	(184,750)	90,793
Stock-based compensation	8,116	8,204	24,194	25,121
Amortization of acquired intangible assets	2,092	2,168	6,397	6,728
Goodwill impairment	—	—	35,424	—
Long-lived asset impairment	—	—	8,811	—
Restructuring and related charges	4,912	12,483	8,163	34,150
Changes in fair value of investments	—	(91,288)	—	(95,533)
Intercompany foreign currency losses (gains), foreign currency translation adjustments reclassified into earnings and other	24,047	7,901	49,823	(13,355)
Non-cash interest expense on convertible senior notes and loss on extinguishment of debt	380	374	1,137	6,316
Non-GAAP income (loss) before provision (benefit) for income taxes	(20,324)	18,678	(50,801)	54,220
Less: Non-GAAP provision (benefit) for income taxes	(364)	5,992	1,759	23,217
Non-GAAP net income (loss)	(19,960)	12,686	(52,560)	31,003
Net (income) loss attributable to noncontrolling interest	(680)	(594)	(2,157)	(737)
Non-GAAP net income (loss) attributable to common stockholders	(20,640)	12,092	(54,717)	30,266
Plus: Cash interest expense from assumed conversion of convertible senior notes (1)	—	436	—	825
Non-GAAP net income (loss) attributable to common stockholders plus assumed conversions	$(20,640)	$12,528	$(54,717)	$31,091

Weighted-average shares of common stock - diluted	30,307,734	33,364,538	30,070,598	32,393,891
Impact of dilutive securities	—	—	—	—
Weighted-average shares of common stock - non-GAAP	30,307,734	33,364,538	30,070,598	32,393,891

Diluted net income (loss) per share	$(1.86)	$2.36	$(6.06)	$2.80
Impact of non-GAAP adjustments and related tax effects	1.18	(1.98)	4.24	(1.84)
Non-GAAP diluted net income (loss) per share	$(0.68)	$0.38	$(1.82)	$0.96
(1)Adjustment to interest expense for assumed conversion of convertible senior notes excludes non-cash interest expense that has been added back above in calculating Non-GAAP net income (loss) attributable to common stockholders.
Free cash flow is a non-GAAP liquidity measure. The following is a reconciliation of free cash flow to the most comparable U.S. GAAP liquidity measure, Net cash provided by (used in) operating activities.

	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Q3 2022
Net cash provided by (used in) operating activities	$(74,176)	$30,988	$(78,164)	$(30,192)	$(43,494)
Purchases of property and equipment and capitalized software	(13,405)	(11,765)	(13,001)	(9,148)	(8,346)
Free cash flow	$(87,581)	$19,223	$(91,165)	$(39,340)	$(51,840)

Net cash provided by (used in) investing activities	$(11,530)	$(12,314)	$(13,916)	$(9,779)	$(8,877)
Net cash provided by (used in) financing activities	$(2,047)	$(3,382)	$(2,964)	$(43,340)	$48,811